50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation	Exhibit 5.1

March 1, 2021

The Board of Directors
Workhorse Group, Inc.
100 Commerce Dr.
Loveland, OH 45140

Re:	Workhorse Group, Inc. – Rule 462(b) Registration Statement

Ladies and Gentlemen:

We refer to that Registration Statement dated March 1, 2021 filed pursuant to Rule 462(b) under the Securities Act of 1933 (the “462(b) Registration Statement”) supplementing the Registration Statement on Form S-3 (Registration No. 333-249707) (the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”) filed on October 28, 2020 by Workhorse Group Inc., a Nevada corporation (the “Company”) and declared effective November 12, 2020, with the Securities and Exchange Commission with respect to the registration of up to an additional $24,594,765.60 worth of shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

    We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with and in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other

March 1, 2021

independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer